Exhibit 5.4

[Letterhead of Dorsey & Whitney LLP]

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

Re:	Registration Statement on Form S-3
Minnesota Subsidiaries

Ladies and Gentlemen:

We have acted as counsel to Green Tree Loan Company, a Minnesota corporation, and Green Tree Insurance Agency, Inc., a Minnesota corporation (together, the “Minnesota Subsidiaries”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by Walter Investment Management Corp., a Maryland corporation (the “Company”) and certain of its subsidiaries, including the Minnesota Subsidiaries, listed as co-registrants in the Registration Statement (the “Subsidiaries”), from time to time for an aggregate initial offering price of up to $1,500,000,000 of (i) the Company’s debt securities (the “Debt Securities”); (ii) guarantees of the Debt Securities (the “Guarantees”) by one or more of the Subsidiaries; (iii) the Company’s common stock, par value $0.01 per share (the “Common Stock”); (iv) the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (v) the Company’s depositary shares representing fractional interests in the Preferred Stock and evidenced by depositary receipts (the “Depositary Shares”); (vi) the Company’s Common Stock purchase contracts (the “Common Stock Purchase Contracts”); (vii) warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (“Securities Warrants”) and (viii) units consisting of two or more of the Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Common Stock Purchase Contracts or Securities Warrants, offered and sold together. In addition to any Debt Securities, Common Stock, Preferred Stock and Depositary Shares that may be issued directly, the Registration Statement also relates to the offer and sale by the Company of such indeterminate amount of Debt Securities, Common Stock, Preferred Stock and Depositary Shares as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be, for which no separate consideration will be received by the Company.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and the Minnesota Subsidiaries and of public officials.

Based on the foregoing, we are of the opinion that:

With respect to any Guarantees issued by the Minnesota Subsidiaries, when (i) the applicable indenture relating to the Debt Securities and the related Guarantees has been

Walter Investment Management Corp.

January 13, 2012

duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the applicable Minnesota Subsidiaries have taken all necessary action to approve the issuance and terms of such Guarantees, the terms of the offering thereof and related matters; (iii) the terms of such Guarantees and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the applicable Minnesota Subsidiaries and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the applicable Minnesota Subsidiaries, and (iv) the related Debt Securities of the Company have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Company and the applicable Minnesota Subsidiaries, upon payment of the consideration for such Debt Securities as provided therein, and issued and sold as contemplated in the Prospectus Supplement and Prospectus, such Guarantees will be duly authorized, executed and delivered by the applicable Minnesota Subsidiaries.

The opinion set forth above is subject to the following qualification and exception:

In rendering the opinion set forth above, we have assumed that, at the time of the authentication and delivery of a series of Debt Securities and the related Guarantees, (i) the applicable resolutions of the Minnesota Subsidiaries will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, the related Guarantees, the Registration Statement and any required post-effective amendment thereto, (iii) the Registration Statement, the Prospectus and any and all Prospectus Supplements required by applicable law have all become effective under the Securities Act of 1933, as amended, and will continue to be effective, (iv) such Debt Securities and the related Guarantees will be issued and sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and any related Prospectus Supplement and in compliance with the Securities Act of 1933, as amended, the rules and regulations thereunder, the Trust Indenture Act of 1939, as amended, the rules and regulations thereunder, and any applicable state securities laws, all as then in effect, (v) the relevant indenture or indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and will continue to be so qualified, (vi) none of the particular terms of a series of Debt Securities and the related Guarantees will violate any applicable law, and (vii) neither the issuance and sale of such Debt Securities and the related Guarantees nor the compliance by the applicable Minnesota Subsidiaries with the terms thereof will result in a violation of the Articles of Incorporation or Bylaws of the applicable Minnesota Subsidiaries, as then in effect, any agreement or instrument then binding upon the applicable Minnesota Subsidiaries or any order then in effect of any court or governmental body having jurisdiction over the applicable Minnesota Subsidiaries.

Walter Investment Management Corp.

January 13, 2012

Our opinion expressed above is limited to the laws of the State of Minnesota.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement. Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were addressed and delivered to them for the purposes of delivering their own opinion to the Company on the date hereof.

Dated: January 13, 2012

Very truly yours,

/s/ Dorsey & Whitney LLP

CFS